CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



         We consent to the use of our report dated November 14, 1996 on the financial statements and financial highlights of The Rockwood Growth Fund. Such financial statements and financial highlights appear in the 1996 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information filed in Post-Effective Amendment No. 18 under the Securities Act of 1933 and Amendment No. 20 under the Investment Company Act ot 1940 to the Registration Statement of The Rockwood Growth Fund. We also consent to the references to our Firm in the Registration Statement and Prospectus.

TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
February 15, 1997